Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Southside Bancshares, Inc., as amended on our report, dated February 24, 2017 on the consolidated financial statements of Diboll State Bancshares, Inc. and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Regulation Statement.

/s/ Briggs & Veselka Co.
Houston, Texas
August 18, 2017